EXHIBIT 11.0

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND POTENTIAL COMMON SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
BASIC
Net income (loss)	$11,783	$22,804	$(34,863)	$34,767

Applicable Share of Computation of Income per Share:
Weighted average common shares outstanding	361,262	396,196	361,535	393,057

Net Income (Loss) Per Common Share—Basic:
Net income (loss) per common share	$0.03	$0.06	$(0.10)	$0.09

DILUTED
Net income (loss)	$11,783	$22,804	$(34,863)	$34,767

Applicable Shares for Computation of Net Income Per Share:
Weighted average common shares outstanding	361,262	396,196	361,535	393,057
Weighted average common equivalent shares arising from:
Dilutive stock options	2,657	6,644	—	6,622

Weighted average number of common and potential common shares	363,919	402,840	361,535	399,679

Net Income (Loss) Per Common Share—Diluted:
Net income (loss) per common share	$0.03	$0.06	$(0.10)	$0.09